CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee
BRL Senior Fixed Rate Step-Up Securities due 2016	$3,579,098.07	$415.53
(1)     The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of 1.6764 BRL per USD as of January 27, 2011.

January 2011

Pricing Supplement No. 598 Registration Statement No. 333-156423 Dated January 27, 2011 Filed Pursuant to Rule 424(b)(2)
BRL 6,000,000 Senior Fixed Rate Step-Up Securities Due February 8, 2016
BRL Denominated / USD Payable
Interest will be payable annually on the securities at a rate of (i) Years 1 to 3: 10.00% per annum, (ii) Year 4: 10.50% per annum and (iii) Year 5: 11.00% per annum. The securities are denominated in Brazilian real (the “real” or “BRL”), but all interest payments and the payment at maturity will be made in U.S. dollars (“USD”) based on the BRL amount of such payment converted at the BRL/USD exchange rate as of the relevant valuation date. Due to this mandatory conversion into U.S. dollars, your investment in the securities and each interest payment in USD terms is subject at all times to the BRL/USD exchange rate risk.  If the BRL has strengthened relative to the USD on the relevant valuation date, the interest amount or the amount of principal you receive at maturity in USD, as applicable, will increase. However, if the BRL has weakened relative to the USD on the relevant valuation date, the interest amount or the amount of principal you receive at maturity in USD, as applicable, will decrease. As a result of this currency exchange risk, you could lose some or a substantial portion of your initial investment in USD terms. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Pricing date:	January 27, 2011
Original issue date:	February 8, 2011 (8 business days after the pricing date)
Interest accrual date:	February 8, 2011
Maturity date:	February 8, 2016
Denomination currency:	Brazilian real
Payment currency:	U.S. dollars
Aggregate principal amount:	BRL 6,000,000
BRL principal amount:	BRL 1,000 per security
Issue price:	100%
Payment at maturity:
The BRL principal amount converted into U.S. dollars at the exchange rate on the final valuation date plus accrued and unpaid interest amount. Consequently, this USD amount is subject to currency exchange risk.

Redemption percentage at maturity:	100%
Interest payment dates:
The 8th day of each February, beginning on February 8, 2012; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest amount:
The product of (i) the BRL principal amount and (ii) the interest rate, as calculated based on the day count convention. This amount will be converted into U.S. dollars at the exchange rate on the applicable valuation date. Consequently, this USD amount is subject to currency exchange risk.

Interest rate:
10.00% per annum, from and including the original issue date to but excluding February 8, 2014;
10.50% per annum, from and including February 8, 2014 to but excluding February 8, 2015; and
11.00% per annum, from and including February 8, 2015 to but excluding February 8, 2016.

Interest payment period:	Annual
Day count convention:	30/360
Valuation dates:
The second currency business day preceding the relevant interest payment date or the maturity date, as applicable. We refer to the second currency business day preceding the maturity date as the final valuation date.

Exchange rate:
On any currency business day, the rate for conversion of the Brazilian real into U.S. dollars (expressed as the number of units of the real per dollar), as determined by reference to the reference source on such currency business day. For more information, please see “Fact Sheet––Key Terms––Exchange rate” below.

CUSIP	61747WAG4
ISIN:	US61747WAG42
Listing:	We do not expect to list the securities on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	100%	0.75%	99.25%
Total	BRL 6,000,000	BRL 45,000	BRL 5,955,000

(1)  Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 0.75% for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

BRL 6,000,000 Senior Fixed Rate Step-Up Securities Due February 8, 2016
BRL Denominated / USD Payable

Fact Sheet

The securities are senior unsecured obligations of Morgan Stanley, are denominated in BRL, but all interest payments and the payment at maturity will be made in USD based on the BRL amount of such payment converted at the BRL/USD exchange rate as of the relevant valuation date. At maturity, an investor will receive the BRL principal amount of securities in USD that may be greater than, equal to or less than, the USD value of the original investment depending on the performance of the BRL relative to the USD on the final valuation date. As a result of this currency exchange risk, you could lose some or a substantial portion of your initial investment in USD terms. The securities are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of Morgan Stanley.
Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
January 27, 2011	February 8, 2011 (8 business days after the pricing date)	February 8, 2016
Key Terms
Issuer:	Morgan Stanley
Denomination currency:	Brazilian real
Payment currency:	U.S. dollars
Aggregate principal amount:	BRL 6,000,000
BRL principal amount:	BRL 1,000 per security
Issue price:	100%
Payment at maturity:
The BRL principal amount converted into U.S. dollars at the exchange rate on the final valuation date plus accrued and unpaid interest amount. Consequently, this USD amount is subject to currency exchange risk.

Redemption percentage at maturity:	100%
Interest accrual date:	February 8, 2011
Interest payment dates:
The 8th day of each February, beginning on February 8, 2012; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest amount:
The product of (i) the BRL principal amount and (ii) the interest rate, as calculated based on the day count convention. This amount will be converted into U.S. dollars at the exchange rate on the applicable valuation date. Consequently, this USD amount is subject to currency exchange risk.

Interest rate:
10.00% per annum, from and including the original issue date to but excluding February 8, 2014;
10.50% per annum, from and including February 8, 2014 to but excluding February 8, 2015; and
11.00% per annum, from and including February 8, 2015 to but excluding February 8, 2016.

Interest payment period:	Annual
Day count convention:	30/360
Valuation dates:
The second currency business day preceding the relevant interest payment date or the maturity date, as applicable. We refer to the second currency business day preceding the maturity date as the final valuation date.

Exchange rate:
On any currency business day, the rate for conversion of the Brazilian real into U.S. dollars (expressed as the number of units of the Brazilian real per U.S. dollar), equal to BRL09 as determined by reference to the rate displayed on the reference source on such currency business day; provided that if (i) no such rate is displayed on the reference source for such day, (ii) such day is an unscheduled holiday, (iii) the calculation agent determines in good faith that the rate so displayed on the reference source is manifestly incorrect or (iv) a price materiality event occurs, the exchange rate will be BRL 12, and in the event BRL 12 is unavailable, BRL 13, and in the event BRL 13 is unavailable, a rate equal to the arithmetic mean, as determined by the calculation agent, of the firm quotes of exchange rates for conversion of Brazilian real into U.S. dollars determined by at least five independent leading dealers, selected by the calculation agent (the “reference dealers”), in the underlying market for Brazilian real; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of Brazilian real into U.S. dollars determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the calculation agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the exchange rate for Brazilian real shall be the exchange rate as determined by the calculation agent in good faith on such day, taking into account any information deemed relevant by the calculation agent.

Quotations of Morgan Stanley & Co. Incorporated (“MS & Co.”) or the calculation agent or any of their affiliates may be included in the calculation of any mean described above, but only to the extent that any such exchange rate quoted is the lowest of the exchange rate quotes obtained.

Risk factors:	Please see “Risk Factors” beginning on page 7.

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BRL 6,000,000 Senior Fixed Rate Step-Up Securities Due February 8, 2016
BRL Denominated / USD Payable

Reference source:	Reuters page “BRFR”
BRL 09:
BRL PTAX (BRL09), which we refer to as BRL 09, on any date means the Brazilian real/U.S. dollar offered rate for U.S. dollars, expressed as the amount of Brazilian reals per one U.S. dollar, for settlement in two currency business days reported by Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or exchange rate Inquiry), Option 5 (“Cotacoes para Contabilidade” or Rates for Accounting Purposes) at approximately 6:00 p.m., Sao Paulo time, on such date.

BRL 12:
EMTA BRL Industry Survey Rate (BRL12), which we refer to as BRL 12, on any date means the average of the Brazilian real/U.S. dollar bid and offered rates for U.S. dollars, expressed as the amount of Brazilian reals per one U.S. dollar, for settlement in two currency business days, as published on EMTA’s website (www.emta.org).at approximately 3:45 p.m. (Sao Paulo time), or as soon thereafter as practicable, on such date. The rate shall be calculated by EMTA (or a service provider EMTA may select in its sole discretion) pursuant to the EMTA BRL Industry Survey Methodology (which means a methodology, dated as of March 1, 2004, as amended from time to time, for a centralized industry-wide survey of financial institutions in Brazil that are active participants in the Brazilian real/U.S. dollar spot markets for the purpose of determining the EMTA BRL Industry Survey Rate).

BRL 13:
EMTA BRL Indicative Survey Rate (BRL13), which we refer to as BRL 13, means the rate for a particular date which will be the average of the Brazilian real/U.S. dollar bid and offered rates for U.S. dollars, expressed as the amount of Brazilian reals per one U.S. dollar, for settlement in two currency business days, as published on EMTA’s website (www.emta.org) at approximately 12:00 p.m. (Sao Paulo time), or as soon thereafter as practicable, on the date. The rate shall be calculated by EMTA (or a service provider EMTA may select in its sole discretion) pursuant to the EMTA BRL Indicative Survey Methodology (which means a methodology, dated as of March 1, 2004, as amended from time to time, for a centralized industry-wide survey of financial institutions in Brazil that are active participants in the Brazilian real/U.S. dollar spot markets for the purpose of determining the EMTA BRL Indicative Survey Rate).

Price materiality event:
A price materiality event shall be deemed to occur if (i) BRL 09 as displayed on the reference source has been, in the good faith belief of the calculation agent, inflated or deflated by government intervention or (ii) the difference between such rate and either BRL 12 or BRL 13 is more than 3%.

Unscheduled holiday:
A day that is not a currency business day with respect to the Brazilian real and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) for the Brazilian real on the date that is two currency business days prior to the applicable valuation date.

Currency business day:
A day on which commercial banks are open for business (including dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in (i) The City of New York and (ii) any of Sao Paulo, Rio de Janeiro or Brasilia disregarding any unscheduled holiday.

Business day:	Any day, other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

General Information
Listing:	We do not expect to list the securities on any securities exchange.
CUSIP:	61747WAG4
ISIN:	US61747WAG42
Minimum ticketing size:	BRL 1,000 / 1 security
Tax considerations:
Because the securities are denominated in a currency other than the U.S. dollar (the “denomination currency”), the securities will be subject to special rules under Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder.

Based on the stated interest rates payable on the securities, the securities will be considered to have original issue discount (“OID”) for U.S. federal income tax purposes. The amount of OID on the securities will be equal to the excess of the “stated redemption price at maturity” over the issue price (as defined in the accompanying prospectus supplement), each as determined in the denomination currency. The “stated redemption price at maturity” of each security will be equal to the sum of (i) the stated principal amount of the security and (ii) the excess of the stated interest payable in years 4 and 5 to the extent that the stated interest rates in years 4 and 5 exceed 10.00%. Accordingly, for each BRL 1,000 stated principal amount security, the amount of OID will be BRL 15. A U.S. holder will, regardless of its method of accounting, be required to accrue the OID in income on a constant-yield basis over the full term of the securities. Please see the sections of the accompanying prospectus supplement called “United States Federal Taxation – Tax Consequences to U.S. Holders – Notes – Discount Notes” and “– Foreign Currency Notes.”  A U.S. holder will be required to include the U.S. dollar value of the interest accrued or paid (including OID) on the securities as determined under the applicable Treasury regulations. The rules under Section 988 of the Code could also require some or all of the gain or loss recognized upon sale, exchange or retirement of the securities to be recharacterized as ordinary income or loss, to the extent that such gain or loss is due to the fluctuation of exchange rates.

The rules under Section 988 of the Code are complex, and their application to a U.S. holder may depend on the holder’s particular U.S. federal income tax situation (including whether certain elections are made by the holder). The preceding paragraph contains only a brief summary of the rules described in the

January 2011	Page 3

BRL 6,000,000 Senior Fixed Rate Step-Up Securities Due February 8, 2016
BRL Denominated / USD Payable

section of the accompanying prospectus supplement called “United States Federal Taxation – Tax Consequences to U.S. Holders – Notes – Foreign Currency Notes.”

Both U.S. and non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”  You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, have carried out, and will continue to carry out, hedging activities in connection with the securities by taking positions in futures, forwards and options contracts on the Brazilian real, cross currency swaps or positions in any other available currencies or instruments that we may wish to use in connection with such hedging. Such purchase activity could have increased the value of the Brazilian real relative to the U.S. dollar on the pricing date, and, therefore, the value relative to the U.S. dollar that the Brazilian real must attain on the final valuation date before you would receive at maturity a payment that, following conversion into U.S. dollars, equals or exceeds your U.S. dollar investment in the securities. Additionally, such hedging activity during the term of the securities could potentially affect the BRL/USD exchange rate on any valuation date and, accordingly, the amount of U.S. dollars you will receive on interest payment dates and at maturity.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975

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BRL 6,000,000 Senior Fixed Rate Step-Up Securities Due February 8, 2016
BRL Denominated / USD Payable

of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including MSSB (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 0.75% for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

January 2011	Page 5

BRL 6,000,000 Senior Fixed Rate Step-Up Securities Due February 8, 2016
BRL Denominated / USD Payable

How the Securities Work

The following hypothetical examples illustrate how interest amounts and the amount of principal payable at maturity are affected by the performance of the BRL relative to the USD. The examples reflect an interest rate of (i) Years 1 to 3: 10.00% per annum, (ii) Year 4: 10.50% per annum and (iii) Year 5: 11.00% per annum. Based on the exchange rate of 1.6720 on the pricing date, the USD equivalent amount of BRL 1,000 on the pricing date was approximately $598.09. The following examples are hypothetical and are provided for illustrative purposes only.

Interest Amounts

Example 1 – The BRL has appreciated on the valuation date relating to the first interest payment date to an exchange rate of 1.60. The interest amount payable to you for each security on the first interest payment date will be calculated as follows:

Interest amount	=	BRL 1,000 × interest rate	=	BRL 1,000 × 10%	=	$62.50
		applicable exchange rate		1.60 BRL/USD

Because the BRL has appreciated relative to the USD on the relevant valuation date, the interest amount (in USD terms) is greater than the amount that would have been payable had the real depreciated or remained unchanged from the pricing date.

Example 2 – The BRL has depreciated on the valuation date relating to the fifth interest payment date to an exchange rate of 2.00. The interest amount payable to you for each security on the fifth interest payment date will be calculated as follows:

Interest amount	=	BRL 1,000 × interest rate	=	BRL 1,000 × 11.00%	=	$55.00
		applicable exchange rate		2.00 BRL/USD

Because the BRL has depreciated relative to the USD on the relevant valuation date, the interest amount will be negatively affected by the depreciation of the BRL and will be less than the amount that would have been payable (in USD terms) had the real appreciated or remained unchanged from the pricing date. Despite the higher interest rate for Year 5, the interest amount the investor receives in this example is less than the interest amount for the first interest payment date in Example 1 due to the significant depreciation of the real relative to the USD.

Amount of Principal Payable at Maturity

Example 3 – The BRL has appreciated on the final valuation date to an exchange rate of 1.60. The amount of principal you receive at maturity will be converted into USD at the exchange rate on the final valuation date. The amount of principal payable to you at maturity for each security will be calculated as follows:

Payment of Principal at maturity	=	BRL 1,000	=	BRL 1,000	=	$625.00
		applicable exchange rate		1.60 BRL/USD

Example 4 – The BRL has depreciated on the final valuation date to an exchange rate of 3.40. Because the BRL has weakened relative to the USD on the final valuation date, the amount of principal you receive at maturity for each security (in USD terms) will be negatively affected by the depreciation of the BRL and will be less than your initial USD investment in the securities. The amount of principal payable to you at maturity for each security will be calculated as follows:

Payment of principal at maturity	=	BRL 1,000	=	BRL 1,000	=	approximately $294.12
		applicable exchange rate		3.40 BRL/USD

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BRL 6,000,000 Senior Fixed Rate Step-Up Securities Due February 8, 2016
BRL Denominated / USD Payable

Risk Factors

The securities involve risks not associated with an investment in ordinary fixed rate notes. This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see the accompanying prospectus.

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The payment at maturity and all payments of interest are exposed to currency exchange risk with respect to the Brazilian real relative to the U.S. dollar. All interest amounts and the amount of principal payable at maturity will be denominated in BRL but will be mandatorily converted and paid to you in USD at the BRL/USD exchange rate on the applicable valuation date. A depreciation in the BRL relative to the USD at maturity relative to its value on the pricing date would mean you would receive at maturity less, and possibly significantly less, than the USD amount of your initial investment in the securities. As a result of this currency exchange risk, you could lose some or a substantial portion of your initial investment in USD terms.  Similarly, a depreciation in the BRL relative to the USD on the valuation date applicable to any interest payment date will mean that the interest amounts paid in USD will decline, possibly significantly.

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The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

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Market price of the securities may be influenced by many unpredictable factors. Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. As noted above, we expect that the BRL/USD exchange rate on any day will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include: (i) the volatility (frequency and magnitude of changes in value) of the BRL/USD exchange rate; (ii) interest and yield rates in Brazil; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the BRL, the USD or currencies markets generally and that may affect the exchange rate on the valuation dates; (iv) the time remaining to the maturity of the securities; and (v) any actual or anticipated changes in our credit ratings or credit spreads. Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the USD equivalent of your initial investment in the securities if, at the time of sale, the BRL has weakened relative to the USD or if interest rates rise.

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The securities will likely not be listed on any securities exchange and secondary trading may be limited. We do not expect to list the securities on any securities exchange. Therefore, there may be little or no secondary market for the securities. Our affiliate, MS & Co., may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

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The securities are exposed to a single emerging markets currency and therefore expose you to significant non-diversified currency risk. A U.S. dollar investment in the securities is subject to risk of significant adverse fluctuations in the performance of a single emerging market currency, the Brazilian real, relative to the U.S. dollar. As an emerging markets currency, the Brazilian real is subject to an increased risk of significant adverse fluctuations in value. Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the securities.

The BRL/USD exchange rate is primarily affected by the supply and demand for the two currencies, as well as by monetary, fiscal and trade policies or actions pursued by the governments of Brazil and the United States and other countries important to international trade and finance, but is also influenced significantly from time to time by political or

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BRL 6,000,000 Senior Fixed Rate Step-Up Securities Due February 8, 2016
BRL Denominated / USD Payable

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economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions. The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil. From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the Brazilian real relative to the U.S. dollar. In 1999, the Brazilian real suffered a currency crisis with significant devaluation. Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the BRL/USD exchange rate. Since then the exchange rate has fluctuated considerably. In addition, under certain conditions the government has the ability to restrict the conversion of the Brazilian real into foreign currencies. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

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Government intervention in the currency markets could materially and adversely affect the value of the securities. Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. As described above, governments, including those of Brazil and the United States, may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders. There will be no offsetting adjustment or change made during the term of the securities in the event that the floating exchange rate between the BRL and the USD should become fixed. Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the Brazilian real or the U.S. dollar, or any other currency. Any significant changes or governmental actions with respect to the Brazilian real, the U.S. dollar or any other currency that result in a weakening of the BRL relative to the USD will adversely affect the value of the securities and the return on an investment in the securities in USD terms.

In addition, if the Brazilian real is lawfully eliminated, converted, redenominated or exchanged by Brazil during the term of the securities, the calculation agent, in its sole discretion, will determine the exchange rate (or make such adjustment to the exchange rate or BRL principal amount, as required) on each subsequent valuation date, and such determinations may adversely affect the amount payable to you on an interest payment date, at maturity or upon acceleration.

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Even though currencies trade around-the-clock, the securities will not. The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the BRL and/or the USD are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities. The possibility of these movements should be taken into account in relating the U.S dollar value of the securities to those in the underlying foreign exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the BRL/USD exchange rate used in calculating any payment due to you under the securities. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

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Suspension or disruptions of market trading in the Brazilian real may adversely affect the value of the securities. The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the BRL/USD exchange rate and therefore, the payments on the securities and the value of the securities in the secondary market.

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The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any

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BRL 6,000,000 Senior Fixed Rate Step-Up Securities Due February 8, 2016
BRL Denominated / USD Payable

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time in secondary market transactions will likely be significantly lower than the USD equivalent of the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, Morgan Stanley Capital Services Inc., which we refer to as MSCS, will determine the exchange rate on each of the valuation dates and will calculate the amount you will receive on each interest payment date and at maturity. Determinations made by MSCS in its capacity as calculation agent, including with respect to the determination of an exchange rate under certain circumstances as described under “Fact Sheet – Key Terms – Exchange rate,” may affect the payout to you at maturity.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities (and possibly to other instruments linked to the BRL and/or USD), including trading in futures, forwards and options contracts on the BRL and cross currency swaps, as well as in other instruments related to the BRL and/or USD and related interest rates. Some of our subsidiaries also trade the BRL and other financial instruments related to the BRL on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the value of the BRL relative to the USD on the pricing date and, as a result, the value relative to the USD that the Brazilian real must attain on the final valuation date before you would receive a payment of principal at maturity that, following conversion into USD, equals or exceeds your USD investment in the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the BRL/USD exchange rate on any valuation date and, accordingly, the amount of U.S. dollars you will receive on interest payment dates and at maturity.

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The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the securities.  They also expect to hedge the issuer’s obligations under the securities. The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the value of the securities. In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the securities and they may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any securities or in any secondary market transactions.

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BRL 6,000,000 Senior Fixed Rate Step-Up Securities Due February 8, 2016
BRL Denominated / USD Payable

Historical Information

The following table sets forth the published high, low and end-of-quarter BRL/USD exchange rates (BRL PTAX (BRL09)) for each quarter in the period from January 1, 2006 through January 27, 2011. The related graph sets forth the daily exchange rates of the BRL relative to the USD (BRL PTAX (BRL09)) for such period. We obtained the information in the table and graph below from Bloomberg Financial Markets (“Bloomberg”), without independent verification. You cannot predict the future performance of the BRL relative to the USD based on its historical performance. We cannot give you any assurance that the real will strengthen relative to the dollar on any valuation date. In addition, the exchange rates published by Bloomberg Financial Markets may differ from the rate determined pursuant to “Fact Sheet––Key Terms––Exchange rate” or “––BRL 09” above. If the real depreciates relative to the dollar on any valuation date, the related interest amount would be less than it otherwise would have been, and the payment of principal you receive at maturity will be less, and possibly significantly less, than your initial investment.

BRL (# BRL / USD)	High	Low	Period End
2006
First Quarter	2.3460	2.1067	2.1724
Second Quarter	2.3711	2.0586	2.1643
Third Quarter	2.2188	2.1282	2.1742
Fourth Quarter	2.1870	2.1331	2.1380
2007
First Quarter	2.1556	2.0504	2.0504
Second Quarter	2.0478	1.9047	1.9262
Third Quarter	2.1124	1.8389	1.8389
Fourth Quarter	1.8501	1.7325	1.7713
2008
First Quarter	1.8301	1.6700	1.7491
Second Quarter	1.7534	1.5919	1.5919
Third Quarter	1.9559	1.5593	1.9143
Fourth Quarter	2.5004	1.9213	2.3370
2009
First Quarter	2.4218	2.1889	2.3152
Second Quarter	2.2899	1.9301	1.9516
Third Quarter	2.0147	1.7781	1.7781
Fourth Quarter	1.7879	1.7024	1.7412
2010
First Quarter	1.8773	1.7227	1.7810
Second Quarter	1.8811	1.7306	1.8015
Third Quarter	1.8006	1.6942	1.6942
Fourth Quarter	1.7336	1.6554	1.6662
2011
First Quarter (through January 27, 2011)	1.6912	1.6510	1.6720

BRL/USD Daily Exchange Rates January 1, 2006 through January 27, 2011 (expressed as units of BRL per USD)

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BRL 6,000,000 Senior Fixed Rate Step-Up Securities Due February 8, 2016
BRL Denominated / USD Payable

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement or in the prospectus. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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